UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: May 29, 2014

(Date of earliest event reported)

Rosetta Resources Inc.

(Exact name of registrant as specified in its charter)

DE	000-51801	43-2083519
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1111 Bagby Street, Suite 1600 Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

713-335-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 29, 2014, Rosetta Resources Inc. (the “Company”) completed the public offering of $500 million aggregate principal amount of 5.875% senior notes due 2024 (the “Notes”), which are fully and unconditionally guaranteed on a senior unsecured basis by each of the Company’s wholly owned subsidiaries (together, the “Subsidiary Guarantors”). The Company expects to use the net proceeds from the offering of approximately $491.8 million, after deducting the underwriting discount and estimated offering expenses, to repay borrowings outstanding under its revolving credit facility and for general corporate purposes.

The terms of the Notes are governed by the Indenture, dated as of May 2, 2013 (the “Base Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and restated by the Third Supplemental Indenture, dated as of May 29, 2013 (the “Third Supplemental Indenture”), by and among the Company, the Subsidiary Guarantors and the Trustee, setting forth the specific terms applicable to the Notes. The Base Indenture, as amended and restated by the Third Supplemental Indenture, is referred to herein as the “Indenture.” Interest on the Notes will accrue from May 29, 2014 and will be payable semi-annually on June 1 and December 1 of each year, commencing on December 1, 2014. The Notes rank equally in right of payment with all of the Company’s existing and future senior indebtedness and senior to any subordinated debt that the Company may incur. The guarantees rank equally in right of payment to all of the Subsidiary Guarantors’ existing and future senior indebtedness.

The Notes are redeemable at the Company’s option, in whole or in part, at any time before June 1, 2019, at the make-whole price set forth in the Indenture, and on or after such date at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption. At any time prior to June 1, 2017, the Company may redeem up to 35% of the Notes with an amount of cash not greater than the cash proceeds that the Company raises in one or more equity offerings at a redemption price of 105.875% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption so long as (i) at least 65% of the aggregate principal amount of the Notes issued remains outstanding after the redemption and (ii) such redemption occurs within 120 days of closing the related equity offering.

The Indenture contains covenants that will, subject to certain exceptions, limit the ability of the Company and the Subsidiary Guarantors to create liens on their properties or assets, engage in sale and leaseback transactions, merge or consolidate with another entity and sell, lease or transfer substantially all of their properties or assets to another entity. Further, the Indenture provides that the Company and the Subsidiary Guarantors will no longer be subject to certain covenants when the Notes receive investment grade ratings from Standard & Poor’s Ratings Services and Moody’s Investors Services, Inc.

The Indenture also contains customary events of default, including (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in the payment when due of principal of or premium, if any, on the Notes at maturity, upon redemption or otherwise; and (iii) bankruptcy or insolvency with respect to the Company or a significant subsidiary or a group of restricted subsidiaries that, taken together, would constitute a significant subsidiary or any of the Subsidiary Guarantors. If an event of default occurs and is continuing with respect to the Notes, the Trustee or the holders of not less than 25% in principal amount of the outstanding Notes may declare the principal amount and all accrued and unpaid interest to be due and payable. Upon such a declaration, the principal amount and all accrued and unpaid interest will become due and payable immediately. If an event of default relating to bankruptcy, insolvency or reorganization described above is continuing, the principal amount of the Notes outstanding will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes.

Other material terms of the Notes and the Indenture are described in the prospectus supplement dated May 21, 2014, as filed by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission on May 22, 2014. The foregoing descriptions of the Base Indenture and the Third Supplemental Indenture are qualified in their entirety by reference to the full text of the Base Indenture and the Third Supplemental Indenture, copies of which are filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 2, 2013 and as Exhibit 4.2 herewith.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 is incorporated herein by reference to this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of May 2, 2013, between Rosetta Resources Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on May 2, 2013 (Registration No. 000-51801)).

4.2	Third Supplemental Indenture, dated as of May 29, 2014, among Rosetta Resources Inc., as Issuer, the Subsidiary Guarantors named therein, as Guarantors, and Wells Fargo Bank, National Association, as Trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 29, 2014	ROSETTA RESOURCES INC.

	By:	/s/ Don O. McCormack
Don O. McCormack
Senior Vice President, Treasurer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of May 2, 2013, between Rosetta Resources Inc., as Issuer, and Wells Fargo Bank, National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on May 2, 2013 (Registration No. 000-51801)).

4.2	Third Supplemental Indenture, dated as of May 29, 2014, among Rosetta Resources Inc., as Issuer, the Subsidiary Guarantors named therein, as Guarantors, and Wells Fargo Bank, National Association, as Trustee.